THIRD AMENDMENT TO RIGHTS AGREEMENT

     This Third Amendment dated as of September 25, 2001 is to the Rights Agreement (the "Agreement") dated as of October 6, 1995 between DST Systems, Inc., a Delaware Corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts trust company (the "Rights Agent"). The Third Amendment is pursuant to Section 26 of the Agreement and is being made prior to the Distribution Date. The undersigned officer of the Company, in his capacity as such, hereby certifies that this Third Amendment is in compliance with such
Section 26. Capitalized and other terms in this Third Amendment shall have the meanings given them in the Agreement unless defined herein.

     The Company and the Rights Agent agree that the last clause of the first sentence of Section 7(e) of the Agreement shall be replaced with the following:

     "...and shall thereafter NOT provide any such holder with any rights whatsoever under this Agreement or otherwise."


     Except as otherwise set forth in this Third Amendment, the Agreement has not been amended or otherwise modified in any respect and remains in full force and effect in accordance with its terms. This Third Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

                   DST SYSTEMS, INC.

                   By /s/ Kenneth V. Hager
                      -------------------------------------------------------
                   Name:  Kenneth V. Hager
                   Title:  Vice President, Chief Financial Officer and Treasurer



                   STATE STREET BANK AND TRUST COMPANY

                   By /s/ Charles Rossi
                      -------------------------------------------------------
                   Name:  Charles Rossi
                   Title: DIVISION PRESIDENT